ANNUAL COMPLIANCE STATEMENT

For the period of January 1, 2020 through December 31, 2020 (“Reporting Period”)

Re:          Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7 Commercial Mortgage Pass-Through Certificates (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services, LLC, as Operating Advisor

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Situs Holdings, LLC, as Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2020 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

The Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2020 and for the Reporting Period with respect to the Platform taken as a whole.

As Senior Director and Vice President of Compliance of Situs Holdings, LLC, we certify that:

(A)   A review of the Special Servicer’s activities during the Reporting Period and of Situs Holdings, LLC’s performance under the Pooling and Servicing Agreement has been made under our supervision; and

(B)   To the best of our knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: March 1, 2021

Situs Holdings, LLC

By: /s/ Curt Spaugh

Curt Spaugh

Senior Director

By: /s/ Stacey Ciarlanti

Stacey Ciarlanti

Vice President, Compliance